AT MATHSTAR:
James. W. Cruckshank
Vice President, Administration and Chief Financial Officer
(503) 726-5500


               MATHSTAR, INC. ANNOUNCES CLOSING OF PUBLIC OFFERING

HILLSBORO, Ore., JUNE 18, 2007 -- MathStar, Inc. (NASDAQ: MATH), a fabless semiconductor company specializing in high-performance programmable logic, announced today the closing of its previously announced underwritten public offering of 21,875,000 shares of its common stock at $1.60 per share for gross offering proceeds of $35.0 million. The company received net proceeds from the sale of such shares, after underwriting discounts and commissions and offering expenses, of approximately $32.4 million. MathStar has granted the underwriters a 30-day option to purchase up to an additional 3,125,000 shares of common stock to cover any over-allotments.

MathStar intends to use the net proceeds for general corporate purposes, including expanding sales and marketing, customer service and training efforts and investing in product development resources.

MDB Capital Group, LLC acted as the sole manager for the offering. Feltl and Company was also an underwriter for the offering.

As previously reported, MathStar was advised by the NASDAQ Listing Qualifications Department that The NASDAQ Stock Market was reviewing the company's eligibility for continued listing on The NASDAQ Global Market because the company did not comply with the minimum $10,000,000 stockholders' equity requirement for continued listing set forth in Marketplace Rule 4450(a)(3).

As a result of the closing in MathStar's public offering, it now has approximately $36.4 million in stockholders' equity, based on its stockholders' equity at May 31, 2007. As a result of the closing of its public offering, the company believes it has regained compliance with the stockholders' equity requirement of NASDAQ Rule 4450(a)(3).

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering of these securities may be made only by means of a prospectus supplement to the prospectus contained in the registration statement. Copies of the final prospectus supplement and accompanying prospectus may be obtained by calling MDB Capital Group, LLC, 401 Wilshire Boulevard, Suite 1020, Santa Monica, California 90401 (telephone (310) 526-5000).

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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About MathStar, Inc.

MathStar is a fabless semiconductor company offering best-in-class, high performance programmable logic solutions. MathStar's Field Programmable Object Array (FPOA) can process arithmetic and logic operations at clock rates at 1 gigahertz, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar's Arrix family of FPOAs are high-performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security & surveillance and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

Statements in this press release, other than historical information, may be "forward-looking" in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management's current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007 under the heading "Risk Factors." MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.